Calculation of Filing Fee Tables
S-8
ATN International, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Common Stock, par value $0.01 per share	Other	253,531	$ 25.61	$ 6,492,928.91	0.0001381	$ 896.67
Total Offering Amounts:						$ 6,492,928.91		$ 896.67
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 896.67
Offering Note
[1]	(a) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share ("Common Stock"), of ATN International, Inc. (the "Registrant") which become issuable under the ATN International, Inc. 2023 Equity Incentive Plan by reason of any stock dividend, stock splits, recapitalization, or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. (b) Estimated solely for purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by The Nasdaq Stock Market on March 16, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources